CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3, for the registration of 281,180 shares of common stock of Rick’s Cabaret International, Inc. (the “Company”), of our reports dated December 16, 2013 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Rick’s Cabaret International, Inc. included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2013. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Whitley Penn LLP

Dallas, Texas

April 2, 2014